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                                                                     Exhibit 5.1




                                 July 16, 1998



Integrated Process Equipment Corp.
911 Bern Court
San Jose, California 95122

         RE:      REGISTRATION STATEMENT ON FORM S-3

Gentlemen:


         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about July 16, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 1,456,000 shares of your Common Stock (the "Shares"), 1,000,000 shares (the "Issued Shares") of which have been issued pursuant to a Subscription Agreement dated December 12, 1996 and 456,000 shares (the "Warrant Shares") of which are issuable upon the exercise of an outstanding warrant for Common Stock. The Shares are to be sold by the Selling Stockholder as described in the Registration Statement.


         As your counsel, we have examined the proceedings taken by you in connection with the issuance of the Shares. It is our opinion that the Issued Shares are legally issued, fully paid and nonassessable. It is also our opinion that upon valid exercise of the warrants of the Company held by the Selling Stockholder as described in the Registration Statement, and receipt by the Company of the full consideration to be paid upon exercise, the Warrant Shares will be legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto which have been approved by us.

                                       Very truly yours,


                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation


                                       /s/ WILSON SONSINI GOODRICH & ROSATI